Exhibit 10.1

EXECUTION

AMENDMENT NO. 4 TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 4 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of January 27, 2005, by and among Lexington Precision Corporation, a Delaware corporation (“LPC”), Lexington Rubber Group, Inc., a Delaware corporation (“LRG” and together with LPC, individually, each a “Borrower” and collectively, “Borrowers”), the parties to the Loan Agreement (as hereinafter defined) as lenders (each individually, a “Lender” and collectively, “Lenders”) and Wachovia Bank, National Association, a national banking association, (as successor by merger to Congress Financial Corporation), in its capacity as agent for Lenders (in such capacity, “Agent”).

W I T N E S S E T H :

Whereas, Agent, Lenders and Borrowers have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) have made and may make loans and advances to Borrowers as set forth in the Amended and Restated Loan and Security Agreement, dated December 18, 2003, by and among Borrowers, Agent, The CIT Group/Business Credit, Inc., in its capacity as co-agent (in such capacity, “Co-Agent”), and Lenders, as amended by Amendment No. 1 to Amended and Restated Loan and Security Agreement, dated as of March 31, 2004, by and among Borrowers, Agent and Lenders, Amendment No. 2 to Amended and Restated Loan and Security Agreement, dated as of August 16, 2004, by and among Borrowers, Agent and Lenders and Amendment No. 3 to Amended and Restated Loan and Security Agreement, dated as of September 3, 2004, by and among Borrowers, Agent and Lenders (as the same now exists and is amended hereby or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and other agreements, documents and instruments at any time executed and/or delivered in connection therewith (all of the foregoing, including the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”).

WHEREAS, Borrowers have requested that Agent and Lenders agree to certain amendments to the Loan Agreement, including an increase in the Term Loan to LRG and Agent and Lenders are willing to agree to such amendments, subject to the terms and conditions contained herein; and

WHEREAS, by this Amendment No. 4, Borrowers, Agent and Lenders intend to evidence such amendments.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, the parties hereto agree as follows:

SECTION 1. Definitions.

1.1 Defined Terms. For purposes of this Amendment No. 4, unless otherwise defined herein, all terms used herein, including, but not limited to, those terms used and/or defined in the recitals above, shall have the respective meanings assigned to such terms in the Loan Agreement.

1.2 Additional Definitions. As used herein, the following terms shall have the respective meanings given to them below and the Loan Agreement shall be deemed and is hereby amended to include, in addition and not in limitation, each of the following definitions:

(a) “Ableco” shall mean Ableco Finance LLC, a Delaware limited liability company, together with its successors and assigns.

(b) “Amendment No. 4” shall mean this Amendment No. 4 to Amended Restated Loan and Security Agreement by and among Agent, Lenders and Borrowers as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, and the Loan Agreement shall be deemed and is hereby amended to include, in addition and not in limitation of, such definition.

(c) “Approved Fund” shall mean with respect to any Lender that is a fund or similar investment vehicle that makes or invests in commercial loans, any other fund or similar investment vehicle that invests in commercial loans which is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

(d) “Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements.

(e) “Second Amended LPC Term Note” shall mean the Second Amended and Restated Term Promissory Note, dated of even date herewith, made by LPC payable to the order of Agent in the original principal amount of $2,944,000, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(f) “Second Amended LRG Term Note” shall mean the Second Amended and Restated Term Promissory Note, dated of even date herewith, made by LRG payable to the order of Agent in the original principal amount of $8,456,000, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

SECTION 2. Amendments to the Loan Agreement.

2.1 Credit Facility Revolving Loan Limit. Section 1.30 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“1.30 “Credit Facility Revolving Loan Limit” shall mean $20,000,000.00.

2.2 Interest Rate. Section 1.73 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“1.73 Interest Rate” shall mean,

“(a) Subject to clause (b) of this definition below:

(i) as to Prime Rate Revolving Loans, a rate equal to one (1%) percent per annum in excess of the Prime Rate,

(ii) as to Prime Rate Term Loans, a rate equal to four and three-quarters (4 3/4%) percent per annum in excess of the Prime Rate, and

(iii) as to Eurodollar Rate Revolving Loans, a rate equal to three and one-quarter (3 1/4%) percent per annum in excess of the Adjusted Eurodollar Rate (in each case, based on the Eurodollar Rate applicable for the Interest Period selected by a Borrower, or by Administrative Borrower on behalf of such Borrower, as in effect three (3) Business Days after the date of receipt by Agent of the request of or on behalf of such Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to any Borrower).

(b) Notwithstanding anything to the contrary contained in clause (a) of this definition, the Interest Rate (i) shall mean the rate of three (3%) percent per annum in excess of the Prime Rate as to Prime Rate Revolving Loans and the rate of five and one-quarter (5 1/4%) percent per annum in excess of the Adjusted Eurodollar Rate as to Eurodollar Rate Revolving Loans and (ii) shall mean the rate of six and three-quarters (6 3/4%) percent per annum in excess of the Prime Rate as to Prime Rate Term Loans, at Agent’s option or at the direction of the Required Lenders, without notice, (A) either (1) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, or (2) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent and (B) on the Revolving Loans to any Borrower at any time outstanding in excess of the Borrowing Base of such Borrower or the Revolving Loan Limit of such Borrower (whether or not such excess(es) arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default).”

2.3 Reserves. Section 1.119 of the Loan Agreement is hereby amended by deleting the following words in the last two sentences thereof: “, the Appraisal Reserve and the Rubber Group Reserve.”

2.4 Revolving Loan Limit. Section 1.120 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

1.120 “Revolving Loan Limit” shall mean, as to each Borrower, at any time, the amount equal to $20,000,000 minus the then outstanding principal amount of the Revolving Loans and Letter of Credit Accommodations provided to the other Borrower.

2.5 Special Reserve. Section 1.128 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“1.128 “Special Reserve” shall mean the Reserve in the amount equal to $750,000.

2.6 Term Loans. Section 1.135 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“1.135 Term Loans” shall mean, collectively, the term loans made by or on behalf of Lenders to each Borrower evidenced by the Term Notes as provided for in Section 2.3 hereof and in Section 3 of Amendment No. 4; sometimes being referred to herein individually as a “Term Loan”.

2.7 Term Notes. Section 1.136 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“1.136 Term Notes” shall mean, collectively, the LPC Term Note and the Second Amended LRG Term Note; sometimes being referred to herein individually as a “Term Note”.

2.8 Existing LPC Term Notes. Section 1.52 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“1.52 “Existing LPC Term Notes” shall mean, the Amended and Restated Promissory Note, dated December 18, 2003, in the principal amount of $4,000,000 made by LRG, in favor of Agent.

2.9 Existing LRG Term Notes. Section 1.53 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“1.53 “Existing LRG Term Notes” shall mean, the Amended and Restated Promissory Note, dated December 18, 2003, in the principal amount of $9,500,000 made by LRG, in favor of Agent.”

2.10 Maximum Credit. Section 1.87 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“1.87 “Maximum Credit” shall mean the amount of $31,400,000, minus, at any time of determination, the then aggregate amount of principal re-paid by Borrowers to Agent and Lenders in respect of the Term Loans in accordance with the terms of this Agreement and the Term Notes.”

2.11 Required Lenders. The following sentence is added to the end of the definition of “Required Lenders” set forth at Section 1.118 of the Loan Agreement:

“For purposes of this definition, sixty-six and two-thirds (66 2/3%) percent is deemed to be 66.666%.”

2.12 Term Loans. Section 2.3 is hereby deleted in its entirety and replaced with the following:

“(a) Agent, Lenders and LPC are hereby amending and restating the terms of the outstanding term loans to LPC evidenced by the Existing LPC Term Notes. LPC hereby acknowledges, confirms and agrees that as of January 27, 2005, the aggregate outstanding principal amount in respect of the Existing LPC Term Notes is $2,944,000.00. As of the date of Amendment No. 4, LPC hereby acknowledges, confirms and agrees that as of January 27, 2005, the aggregate outstanding principal amount outstanding in respect of the LPC Term Loan is $2,944,000.00 (the “LPC Term Loan”). The indebtedness of LPC to Agent and Lenders arising pursuant to the LPC Term Loan is hereby amended and restated as set forth in the LPC Term Note. The terms of the LPC Term Loan, shall be set forth in the Second Amended and Restated LPC Term Note and evidenced thereby and shall together constitute part of the Term Loans.

(b) The LPC Term Loan is (i) evidenced by the Second Amended LPC Term Note in such original principal amount duly executed and delivered by LPC to Agent concurrently with the execution of Amendment No. 4 and shall constitute part of the Term Loans; (ii) to be repaid, together with interest and other amounts, in accordance with this Agreement and the Second Amended LPC Term Note and (iii) secured by all of the Collateral. The principal amount of the LPC Term Loan shall be repaid in seventeen consecutive (17) consecutive monthly installments (or earlier as provided herein), of which the first sixteen (16) installments shall payable on the first day of each month commencing March 1, 2005 and shall be in the amount of $50,000 and the last installment due on June 30, 2006, shall be in the amount of the entire unpaid balance of the LPC Term Loan LPC may not reborrow any principal amounts prepaid pursuant to the Second Amended LPC Term Note. The amendment and restatement contained herein, including, without limitation, the amendment and restatement of the LPC Term Note, shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Obligations evidenced by or arising under the Financing Agreements, and the liens and security interests securing such Obligations shall not in any manner be impaired, limited, terminated, waived or released.

(c) Agent, Lenders and LRG are hereby amending and restating the terms of the outstanding term loans to LRG evidenced by the Existing LRG Term Notes. LRG hereby acknowledges, confirms and agrees that as of January 27, 2005, the aggregate outstanding principal amount in respect of the Existing LRG Term Notes is $6,956,000.00. As of the date of Amendment No. 4, (i) LRG hereby acknowledges, confirms and agrees that as of January 27, 2005, the aggregate outstanding principal amount outstanding in respect of the LRG Term Loan is $6,956,000.00, and (ii) subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make an additional advance to LRG in an amount equal to its Pro Rata Share of an additional advance in the aggregate amount of $1,500,000. Such advance shall, together with the amount outstanding in respect of the Existing LRG Term Notes immediately prior thereto, constitute the Term Loan to LRG (the “LRG Term Loan”), which shall be in the total principal amount of $8,456,000.00. The indebtedness of LRG to Agent and Lenders arising pursuant to the LRG Term Loan and including the additional advance provided for herein is hereby amended and restated as set forth in the LRG Term Note. The terms of the LRG Term Loan, including the additional advance described above, shall be set forth in the LRG Second Amended and Restated Term Note and evidenced thereby and shall together constitute part of the Term Loans.

(d) The LRG Term Loan is (a) evidenced by the Second Amended LRG Term Note in such original principal amount duly executed and delivered by LRG to Agent concurrently with the execution of Amendment No. 4 and shall constitute part of the Term Loans; (b) to be repaid, together with interest and other amounts, in accordance with this Agreement and the Second Amended LRG Term Note and (c) secured by all of the Collateral. The principal amount of the LRG Term Loan shall be repaid in seventeen consecutive (17) consecutive monthly installments (or earlier as provided herein), of which the first sixteen (16) installments shall payable on the first day of each month commencing March 1, 2005 and shall be in the amount of $150,000 and the last installment due on June 30, 2006, shall be in the amount of the entire unpaid balance of the LRG Term Loan. LRG may not reborrow any principal amounts prepaid pursuant to the Second Amended LRG Term Note. The amendment and restatement contained herein, including, without limitation, the amendment and restatement of the LRG Term Note, shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Obligations evidenced by or arising under the Financing Agreements, and the liens and security interests securing such Obligations shall not in any manner be impaired, limited, terminated, waived or released.”

2.13 Eurodollar Rate Term Loans. Section 31. is hereby amended to include the following new subsection 3.1(e):

“(e) Notwithstanding anything to the contrary set forth herein or in any of the other Financing Agreements, after giving effect to Amendment No. 4, Borrowers shall not request and Agent shall not honor any request for, a Eurodollar Rate Term Loan.”

2.14 Taxes. A new Section 6.12 is hereby added to Section 6 of the Loan Agreement:

“6.12 Taxes.

(a) Any and all payments by or on behalf of a Borrower hereunder and under any other Financing Agreement shall be made, in accordance with Section 6.4, free and clear of and without deduction for any and all Taxes, excluding the following: (i) income or branch profit taxes imposed on the net income of Agent or any Lender (or any transferee or assignee of such Lender, including any Participant, any such transferee or assignee being referred to as a “Transferee”) in the jurisdiction of Agent’s or such Lender’s applicable lending office, jurisdiction of organization or any political subdivision thereof or jurisdiction in which it is otherwise doing business and (ii) franchise or similar taxes imposed on or determined by reference to the net income of Agent or any Lender (or Transferee), in each case by the United States of America or by any jurisdiction under the laws of which such Lender (or Transferee): (A) is organized or any political subdivision thereof, (B) has its applicable lending office located or (C) is otherwise doing business (the Taxes referred to in clauses (i) and (ii) of this Section are collectively referred to as “Excluded Taxes”). In addition, Borrowers and Guarantors agree to pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(b) If a Borrower or Guarantor shall be required by law to deduct or withhold in respect of any Taxes or Other Taxes from or in respect of any sum payable hereunder to Agent or any Lender, then:

(i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender (or Agent on behalf of such Lender or itself, as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii) such Borrower or Guarantor shall make such deductions and withholdings;

(iii) such Borrower or Guarantor shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv) to the extent not paid to Agent and Lenders pursuant to clause (i) above, Borrowers and Guarantors shall also pay to Agent or any Lender, at the time interest is paid, all additional amounts which Agent or any Lender specifies as necessary to preserve the after tax yield such Lender would have received if such Taxes or Other Taxes had not been imposed.

(c) Within thirty (30) days after the date of any payment by a Borrower or Guarantor of Taxes or Other Taxes, upon Agent’s request, Administrative Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to Agent.

(d) Borrowers and Guarantors will indemnify Agent and each Lender (or Transferee) for the full amount of Taxes and Other Taxes paid by Agent or such Lender (or Transferee, as the case may be). If Agent or such Lender (or Transferee) receives a refund in respect of any Taxes or Other Taxes for which Agent or such Lender (or Transferee) has received payment from a Borrower or Guarantor hereunder, Agent or such Lender (as the case may be) shall credit to the loan account of the applicable Borrower the amount of such refund plus any interest received (but only to the extent of indemnity payments made, or additional amounts paid, by or on behalf of such Borrower under this Section 6.12 with respect to the Taxes or Other Taxes giving rise to such refund). If a Lender (or any Transferee) claims a tax credit in respect of any Taxes for which it has been indemnified by a Borrower or Guarantor pursuant to this Section 6.12, such Lender will apply the amount of the actual dollar benefit received by such Lender as a result thereof, as reasonably calculated by such Lender and net of all expenses related thereto, to the Loans made by such Lender. If Taxes or Other Taxes were not correctly or legally asserted, Agent or such Lender shall, upon Administrative Borrower’s request and at the expense of Borrowers and Guarantors, provide such documents to Administrative Borrower in form and substance satisfactory to Agent, as Administrative

Borrower may reasonably request, to enable such Borrower or Guarantor to contest such Taxes or Other Taxes pursuant to appropriate proceedings then available to such Borrower or Guarantor (so long as providing such documents shall not, in the good faith determination of Agent or the Lender, have a reasonable likelihood of resulting in any liability of Agent or such Lender for which Agent has not established a Reserve). The indemnity provided for herein shall survive the payment of the Obligations and the termination of this Agreement. A certificate as to the amount of such payment or liability and setting forth in reasonable detail the calculation and basis for such payment or liability delivered to Administrative Borrower by a Lender or by Agent on its own behalf or on behalf of a Lender, shall be conclusive, absent manifest error.

(e) Each Lender, Transferee of a Lender or Agent that is not a United States person within the meaning of Section 7701(a)(30) of the Code and that is a Lender or claims indemnification or additional amounts under this Section 6.12 (a “Non U.S. Person”) shall deliver to Agent (or, in the case of an assignee of a Lender which (x) is an Affiliate of such Lender or an Approved Fund of such Lender and (y) does not deliver an Assignment and Acceptance pursuant to the last sentence of Section 13.7(a), to the assigning Lender only) two (2) copies of the applicable United States Internal Revenue Service Forms wherein such Non-U.S. Person claims entitlement to a complete exemption from U.S. federal income withholding tax on all payments by or on behalf of Borrowers and Guarantors under this Agreement and the other Financing Agreements. In addition, in the case of a Non-U.S. Person claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender hereby represents to the Agent and the Borrowers that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Borrower and is not a controlled foreign corporation related to any Borrower (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Person agrees that it shall promptly notify the Agent in the event any such representation is no longer accurate. Each Non- U.S. Person who does not deliver a Form W-8ECI, W-BEN or W-8 IMY, as the case may be, represents that all services performed hereunder with respect to any fees received or to be received will have been and will be, performed outside of the United States. Such forms shall be delivered by any Non U.S. Person receiving payments by or on behalf of Borrowers and Guarantors on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a Participant, on or before the date such Participant becomes a Transferee hereunder) and on or before the date, if any, such Non U.S. Person changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, a Non U.S. Person shall upon written notice from Agent or the assigning Lender, as applicable, promptly deliver such new forms as are required by the relevant Governmental Authority to claim exemption from, or reduction in the rate of, U.S. Federal withholding tax upon the obsolescence or invalidity of any form previously delivered by such Non U.S. Person. Each Lender and Agent that is a United States Person (other than a Lender or Agent that is a corporation or otherwise exempt from United States backup withholding tax) shall deliver at the time(s) and in the manner(s) if and to the extent such delivery is required under applicable law, to Agent (or, in the case of an assignee of a Lender which (x) is an Affiliate of such Lender or an Approved Fund of such Lender and (y) does not deliver an Assignment and Acceptance to the pursuant to the last sentence of Section 13.7(a), to the assigning Lender only), a properly completed and duly executed United States Internal Revenue Form W 9 or any successor form, certifying that such Person is exempt from United States backup withholding Tax on payments made by or on behalf of Borrowers and Guarantors hereunder. Notwithstanding any other provision of this Section 6.12(e), no Non U.S. Person, Agent or Lender shall be required to deliver any form pursuant to this Section 6.12(e) that such Non-U.S. Person, Agent or Lender is not legally able to deliver.

(f) Borrowers shall not be required to indemnify any Person or to pay any additional amounts to any Person pursuant to subsections (a), (b) or (d) above to the extent that the (i) the Tax was applicable on the date such Person became a party to this Agreement (or, in the case of a Transferee or a Participant, on the date such Person became a Transferee or Participant hereunder) or, with respect to payments to a New Lending Office, the date such Person designated such New Lending Office with respect to a Loan; provided, that this subsection shall not apply to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request or with the approval of any Borrower or Guarantor or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Person to comply with the provisions of subsection (e) above or the gross negligence or willful misconduct of such Person as determined pursuant to a final, non appealable order of a court of competent jurisdiction.

(g) In the event that any Borrower is required to pay additional amounts pursuant to this Section 6.12, Borrowers may, upon notice to Agent and the applicable Lender, either prepay in whole or in part the outstanding balance of any Loan being maintained by the applicable Lender or require such Lender to assign and delegate without recourse all of its interests, rights and obligations under this Agreement to an assignee selected by Borrower or Agent.”

2.15 Minimum EBITDA. As of December 1, 2004, Section 9.18 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“9.18 Minimum EBITDA.

(a) The EBITDA of Borrowers (on a consolidated basis) for the immediately preceding twelve (12) consecutive months (treated as a single accounting period) as of the end of each month set forth below shall be not less than the amount set forth below with respect to such month:

Month	Minimum EBITDA
December 2004	$11,500,000
January 2005	$11,500,000
February 2005	$11,500,000
March 2005	$11,500,000
April 2005	$12,000,000
May 2005	$12,500,000
June 2005	$13,000,000
July 2005	$13,500,000
August 2005	$14,000,000
September 2005	$14,500,000
October 2005	$15,000,000
November 2005	$15,500,000
December 2005 and as of the end of each month thereafter for the 12 months then ended	$16,000,000

2.16 Fixed Charge Coverage Ratio. Section 9.19 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“The Fixed Charge Coverage Ratio of Borrowers (on a consolidated basis) for the immediately preceding twelve (12) consecutive months (treated as a single accounting period) as of the last day of each fiscal quarter set forth below shall be not less than the ratio set forth below with respect to such fiscal quarter:

Fiscal Quarter Ending	Ratio
December 31, 2004	0.55:1
March 31, 2005	0.60:1
June 30, 2005	0.80:1
September 30, 2005	0.90:1
December 31, 2005	0.95:1
March 31, 2006 and the last day of each fiscal quarter thereafter	1.00:1”

2.17 Early Termination Fee. Section 13.1(c) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(c) If for any reason this Agreement is terminated prior to the Renewal Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent’s and each Lender’s lost profits as a result thereof, Borrowers agree to pay to Agent for itself and the ratable benefit of Lenders (except as set forth below), upon the effective date of such termination, an early termination fee in the amount equal to:

Amount	Period
(i) $470,000 plus 2% of the aggregate outstanding principal amount of the Term Loans	December 18, 2003, through December 18, 2005; and

(ii) $235,000 plus 1% of the aggregate outstanding principal amount of the Term Loans	From and after December 19, 2005 to but not including the date which is sixty (60) days prior to the Renewal Date

Such early termination fee shall be presumed to be the amount of damages sustained by Agent and Lenders as a result of such early termination and Borrowers agree that it is reasonable under the circumstances currently existing. In addition, Agent and Lenders shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Agent and Lenders do not exercise the right to terminate this Agreement, but elect, at their option, to provide financing to any Borrower or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 13.1 shall be deemed included in the Obligations. Notwithstanding anything to the contrary set forth in this Section 13.1(c), any early termination fee payable by Borrowers to Agent for the benefit of Lenders shall be reduced by the amount equal to the Pro Rata Share attributable to Ableco or to any assignee or participant of Ableco and Ableco agrees on behalf of itself and any assignee or participant that it shall not be entitled to receive any portion of such fee.”

2.18 Assignments; Participations. Section 13.7 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“13.7 Assignments; Participations.

(a) Each Lender may, with the prior written consent of Agent, assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees or Approved Funds (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) except as otherwise provided in the last sentence of this Section 13.7(a), such transfer or assignment will not be effective until recorded by Agent on the Register (as defined below), (ii) no written consent of Agent shall be required in connection with any assignment by a Lender to an Affiliate of such Lender or an Approved Fund, and (iii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000, provided, that, such fee shall not be applicable to any assignments made to Affiliates of the assigning Lender or Approved Funds. Notwithstanding anything contained to the contrary in this Section 13.7(a), a Lender may assign any or all of its rights under the Financing Agreements to an Affiliate of such Lender or an Approved Fund without delivering an Assignment and Acceptance to the Agent or to the Borrowers; provided, however, that (A) the Borrowers and the Agent may continue to deal solely and directly with such assigning Lender until an Assignment and Acceptance has been delivered to the Agent for recordation on the Register, (B) the failure of such assigning Lender to deliver an Assignment and Acceptance to Agent shall not affect the legality, validity, or binding effect of such assignment, and (C) an Assignment and Acceptance between the assigning Lender and an Affiliate of such Lender or an

Approved Fund of such Lender shall be effective as of the date specified in such Assignment and Acceptance.

(b) Agent, acting solely for this purpose as a non-fiduciary agent for Borrowers, shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrowers, Obligors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. In the case of an assignment by a Lender to any of its Approved Funds that is not reflected in Agent’s Register, the assigning Lender, acting solely for this purpose as a non-fiduciary agent of Borrowers, shall maintain a comparable register on behalf of Borrowers (a “Related Party Register”).

(c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Obligor or any of their Subsidiaries or the performance or observance by any Borrower or

Obligor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning any Borrower or Obligor in the possession of Agent or any Lender from time to time to assignees and Participants.

(e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Obligor hereunder shall be determined as if such Lender had not sold such participation.

(f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal

Reserve Bank or to any other lender or group of lenders that provides financing to such Lender as security for such Lender’s obligations to such lender or group of lenders; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(g) Borrowers agree to cooperate with Agent or any Lender permitted to sell assignments or participations under this Section 13.7 and upon request shall take commercially reasonable actions in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested by Agent or any Lender and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants.

(h) (i) Loans (and any Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register (and each Note shall expressly so provide). Any assignment or sale of all or part of such Loan (and the Note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register or the Related Party Register, together with the surrender of the Note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such Note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new Notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Loan (and the Note, if any evidencing the same), Agent and Borrowers shall treat the Person in whose name such Loan (and the Note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary; and

(ii) In the event that any Lender sells participations in a Loan, such Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name of all participants in such Registered Term Loan (the “Participant Register”). A Loan (and the Registered Term Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each Registered Term Note shall expressly so provide). Any participation of such Loan (and the Registered Term Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

SECTION 3. Waiver of Event of Default.

3.1 Subject to the satisfaction of each of the conditions precedent set forth in Section 8 hereof, Agent and Lenders hereby waive the Event of Default under Section 10.1(a)(iii) of the Loan Agreement arising as a result of the failure of Borrowers to comply with the terms of Section 9.18 of the Loan Agreement with respect to the period ending November 30, 2004 (the “Existing Default”).

3.2 Except as agreed to in writing by the Agent prior to the date hereof, Agent and Lenders have not waived, are not by this Amendment No. 4 waiving, and have no intention of waiving any Event of Default which may have occurred on or prior to the date hereof, whether or not continuing on the date hereof, or which may occur after the date hereof (whether the same or similar to the Events of Default referred to in Section 4.1 above or otherwise), other than the Existing Default (subject to the terms and conditions set forth in Section 4.1 above). The foregoing waiver shall not be construed as a bar to or a waiver of any other or further Event of Default on any future occasion, whether similar in kind or otherwise and shall not constitute a waiver, express or implied, of any of the rights and remedies of Agent and Lenders arising under the terms of the Loan Agreement or any other Financing Agreements on any future occasion or otherwise.

SECTION 4. Additional Events of Default. The parties hereto acknowledge, confirm and agree that the failure of any Borrower to comply with any of the covenants, conditions and agreements contained herein or in any other agreement, document or instrument at any time executed by any Borrower in connection herewith shall constitute an Event of Default under the Financing Agreements.

SECTION 5. Amendment Fee. In addition to all other fees, charges, interest and expenses payable by Borrowers to Agent and Lenders under the Loan Agreement and the other Financing Agreements, Borrowers shall pay to Agent for the ratable account of Lenders, contemporaneously with the effectiveness of this Amendment No. 4, an amendment fee in the amount of $120,000, which fee shall be fully earned and nonrefundable as of the date hereof and may be charged to any loan account of Borrowers.

SECTION 6. Representations and Warranties. Borrowers, jointly and severally, represent, warrant and covenant with and to Agent and Lenders as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof, the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of any Loans by Lenders to Borrowers:

6.1 As of the date hereof and after giving effect to this Amendment No. 4, no Default or Event of Default has occurred and is continuing.

6.2 Amendment No. 4 has been duly executed and delivered by Borrowers and is in full force and effect as of the date hereof and the agreements and obligations of Borrowers contained herein constitute legal, valid and binding obligations of Borrowers enforceable against Borrowers in accordance with their respective terms.

SECTION 7. Conditions Precedent. This Amendment No. 4 shall be effective as of the date hereof but only upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Agent:

7.1 Agent shall have received an original of this Amendment No. 4, duly authorized, executed and delivered by each Borrower;

7.2 Agent shall have received the fee referred to in Section 6 hereof;

7.3 Agent shall have received an original Second Amended LRG Term Note, dated of even date herewith, made by LRG payable to the order of Agent in the original principal amount of $8,456,000, duly authorized, executed and delivered by LRG;

7.4 Agent shall have received a fully-executed copy of an amendment to the Term Loan Lender Agreements, in form and substance satisfactory to Agent;

7.5 Agent shall have received, in form and substance satisfactory to Agent, a consent to the transactions set forth in this Amendment No. 4 duly authorized, executed and delivered by Ableco, as Term Loan Lender and an amendment to the Intercreditor Agreement between Agent and Term Loan Lender, in form and substance satisfactory to Agent;

7.6 Agent shall have received an Assignment and Acceptance, effective as of the date hereof, made by each of Wachovia Bank, National Association and The CIT Group/Business Credit, Inc., respectively, as Assignors and Ableco, as Assignee with respect to the assignment of each such Lender’s commitment to Ableco, such that after giving effect to all of such assignments each Lender’s commitment shall be as set forth on the signature pages hereto; and

7.7 no Default or Event of Default shall exist or have occurred and be continuing (after giving effect to the amendments and waivers set forth in this Amendment No. 4).

SECTION 8. Commitments. As of the effective date of this Amendment No. 4, Ableco shall be deemed a Lender under the Loan Agreement and, notwithstanding anything to the contrary set forth on the signature pages to the Loan Agreement, the commitment as to each Lender shall be the principal amount set forth below such Lender’s signature on the signatures pages hereto.

SECTION 9. Consent. Agent and Lenders by their signatures below hereby consent to Borrowers entering into Amendment No. 4 to Loan and Security Agreement between Borrowers and Term Loan Lender, in substantially the form annexed hereto as EXHIBIT A.

SECTION 10. General.

10.1 Except as modified pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. To the extent of conflict between the terms of this Amendment No. 4 and the Financing Agreements, the terms of this Amendment No. 4 shall control.

10.2 The parties hereto shall execute and deliver such additional documents and take such additional actions as may be necessary to effectuate the provisions and purposes of this Amendment No. 4.

10.3 The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of New York, but excluding any principles of conflicts of law or other rule of law that would result in the application of the law of any jurisdiction other than the laws of the State of New York.

10.4 This Amendment No. 4 is binding upon and shall inure to the benefit of Agent, Lenders and Borrowers and their respective successors and assigns.

10.5 The execution of this Amendment No. 4 by the Agent and Co-Agent represents the consent and authorization of the Required Lenders under the Loan Agreement with respect to the matters set forth herein.

10.6 This Amendment No. 4 may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original but all of which when taken together shall constitute one and the same instrument. In making proof of this Amendment No. 4, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Amendment No. 4 by telefacsimile shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 4. Any party delivering an executed counterpart of this Amendment No. 4 by telefacsimile also shall deliver an original executed counterpart of this Amendment No. 4, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No. 4 as to such party or any other party.

10.7 The Agent and the Lenders agree that, upon the effectiveness of this Agreement No. 4, including the execution and delivery of the Second Amended LRG Term Note and the Second Amended and Restated LPC Term Note, the Existing LRG Term Notes and the Existing LPC Term Notes shall be marked “amended and restated” and the originals thereof returned by the Agent and the Lenders to the Borrower.

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IN WITNESS WHEREOF, Agent, Lenders and Borrowers have caused this Amendment No. 4 to be duly executed as of the day and year first above written.

LEXINGTON PRECISION CORPORATION

By:	/s/ Michael A. Lubin
Title:	Chairman of the Board

LEXINGTON RUBBER GROUP, INC.

By:	/s/ Michael A. Lubin
Title:	Chairman of the Board

AGREED:

WACHOVIA BANK, NATIONAL ASSOCIATION
(successor by merger to Congress Financial Corporation),
as Agent and Lender

By:	/s/ Herbert C. Korn
Title:	Vice President

Commitment $10,466,876.00		Pro Rata Share: 33.334%

THE CIT GROUP/BUSINESS CREDIT, INC.,
as Lender

By:	/s/ George Louis McKinley
Title:	Vice President

Commitment $10,466,562.00		Pro Rata Share: 33.333%

ABLECO FINANCE LLC,
as Lender

By:	/s/ Dan Wolf
Title:	Senior Vice President

Commitment $10,466,562.00		Pro Rata Share: 33.333%